Exhibit 99.1

	Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689

FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS RECORD

FISCAL SECOND QUARTER 2006 RESULTS

Second quarter revenues were up 57% to $67 million

Second quarter earnings per diluted share increased from $0.03 to $0.24

Rig-building program expanded from 5 to 13 rigs

NOVEMBER 3, 2005 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended September 30, 2005, which is the second quarter of its current fiscal year.

Revenues for the second quarter of fiscal 2006 grew to $67.0 million, compared to revenues of $42.8 million in the second quarter of fiscal 2005. This 57% increase in revenues was due to an 11.5% increase in average revenues per day for all contracts to $15,064 per day, coupled with a 41% increase in the average number of rigs in Pioneer Drilling’s fleet. The growing demand for rigs in the Company’s operating markets continued to drive improvement in drilling margins(1), resulting in an increase of 132% in average drilling margin per day for all contracts to $6,004 in the second quarter of fiscal 2006 compared to $2,587 in the second quarter of fiscal 2005 and an increase of 25% in average drilling margin per day for all contracts compared to the first quarter of fiscal 2006. Net earnings in the second quarter of fiscal 2006 were $11.1 million, or $0.24 per diluted share, versus net earnings of $923,000, or $0.03 per diluted share, for the second quarter of fiscal 2005. Weighted average shares of common stock outstanding on a diluted basis increased 37% to 47.1 million shares for the second quarter of fiscal 2006 from 34.3 million shares for the second quarter of fiscal 2005.

Revenue days during the second quarter of fiscal 2006 increased 40% to 4,446, compared to 3,166 revenue days for the second quarter of fiscal 2005. As compared to a year ago, the revenue days by type of contract shifted significantly toward daywork contracts. In the second quarter of fiscal 2006, the revenue days by type were 3,942 for daywork contracts, 96 for turnkey contracts and 408 for footage contracts. In contrast, revenue days by type of contract in the second quarter of fiscal 2005 were 1,674 for daywork contracts, 1,347 for turnkey contracts and 145 for footage contracts.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “To meet the needs of our customers’ expanding drilling budgets, we have increased our rig-building program from five to 13 rigs. The rigs will be spread between our two divisions in the Rockies and our three divisions in Texas. Three of the rigs will be 1500-horsepower and the remainder will be 1000-horsepower. Twelve of the 13 rigs will be diesel electric. The first rig began operations in early October and the second rig should be working under contract by mid-November, with the remaining 11 rigs expected to be placed into service incrementally by December 2006.

“The majority of these rigs have two-year term contracts, with dayrates in excess of $16,000 per day. As a result, most of our investment in each rig will be returned during the primary term of the initial contract. As always, we remain focused on achieving attractive returns on investment while building a fleet of top quality and technologically advanced rigs. Our rig-building team, led by Red West, Chief Operating Officer, continues to innovate, design and assemble rigs that are well-suited to our customers’ needs. By constructing these rigs internally from a combination of new and used components, we believe we save approximately 25% on costs and end up with dependable rigs.

“Our total capital budget for the 13 rigs being added to our fleet is approximately $88 million, or an average of $6.8 million per rig. We plan to fund this expansion from cash on hand and from operating cash flow. As a result, we should maintain a strong cash position and healthy balance sheet. This rig-building program will further strengthen our existing high quality fleet. At the culmination of this program, 28% of the rigs will be capable of drilling depths between 15,000 feet to 18,000 feet and 40% of the rigs will be diesel electric,” concluded Mr. Locke.

Revenues for the first six months of fiscal year 2006 were $126.8 million, compared to revenues of $83.5 million for the first six months of fiscal year 2005. Net earnings during the first six months of fiscal 2006 were $18.8 million, or $0.40 per diluted share, compared to a net income of $1.1 million, or $0.04 per diluted share, during the first six months of fiscal 2005.

Revenue days were 8,749 during the first six months of fiscal 2006, compared to 6,163 revenue days for the comparable period of fiscal 2005. Pioneer Drilling’s rig utilization rate for the first six-months of fiscal 2006 was 95%, versus 94% in last year’s comparable six-month period.

Pioneer Drilling’s management team will be holding a conference call on Thursday, November 3, 2005, at 11:00 a.m., Eastern time (10:00 a.m., Central), to discuss these results. To participate in the call, dial (303) 262-2139 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until November 10, 2005. To access the replay, dial (303) 590-3000 and enter the pass code 11042703#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or e-mail kcroan@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas, Western Oklahoma and in the Rocky Mountain region. Its fleet consists of 53 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

(1)	Drilling margin represents drilling revenues less drilling costs. The Company believes that drilling margin is a useful measure of evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and our management. A reconciliation of drilling margin to net income is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the anticipated capital costs and funding of our rig-building program, the anticipated timing for commencement of operations for the rigs we are adding to our fleet, the minimum dayrates and contract terms for those rigs and the rigs we have recently added to our fleet, the anticipated funding for and return of our investment in the rigs being added to our fleet and our maintenance of a strong cash position and healthy balance sheet. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to rig construction difficulties and turnkey and footage drilling contracts in progress. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (“the SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2005 and subsequent filings with the SEC.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share per data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	September 30,		September 30,
	2005	2005	2004	2005	2004
Revenues:
Contract drilling	$59,877	$66,973	$42,783	$126,849	$83,502

Costs and Expenses:
Contract drilling	39,158	40,279	34,591	79,437	68,445
Depreciation	7,330	7,941	5,306	15,270	10,355
General and administrative	1,487	1,581	926	3,068	1,696

Total operating costs	47,975	49,801	40,823	97,775	80,496

Operating income	11,902	17,172	1,960	29,074	3,006

Other income (expense):
Interest expense	(155)	(49)	(398)	(204)	(1,116)
Loss on early extinguishment of debt	—	—	(101)	—	(101)
Interest income	501	449	40	951	64
Other	14	17	12	31	15

Total other	360	417	(447)	778	(1,138)

Income before taxes	12,262	17,589	1,513	29,852	1,868

Income tax expense	(4,537)	(6,508)	(590)	(11,046)	(728)

Net earnings	$7,725	$11,081	$923	$18,806	$1,140

Earnings per share:
Basic	$0.17	$0.24	$0.03	$0.41	$0.04

Diluted	$0.17	$0.24	$0.03	$0.40	$0.04

Weighted average number of shares outstanding:
Basic	46,012	46,366	33,211	46,190	30,272
Diluted	46,765	47,086	34,271	46,868	31,289

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited) September 30, 2005	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$45,382	$69,673
Marketable securities	—	1,000
Receivables, net	30,387	26,108
Contract drilling in progress	7,042	5,365
Current deferred income taxes	1,359	570
Prepaid expenses	566	1,877

Total current assets	84,736	104,593

Net property and equipment	204,110	170,566
Other assets	563	850

	$289,409	$276,009

Liabilities and Equity
Current liabilities:
Notes payable	$—	$682
Current long-term debt	50	4,733
Accounts payable	13,600	15,622
Federal income taxes payable	1,079	196
Prepaid drilling contracts	—	173
Accrued expenses	8,594	6,860

Total current liabilities	23,323	28,266
Long-term debt	9	13,445
Other non-current liability	447	400
Deferred taxes	20,551	12,283

Total liabilities	44,330	54,394
Total shareholders’ equity	245,079	221,615

	$289,409	$276,009

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except averages per day)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	September 30,		September 30,
	2005	2005	2004	2005	2004
Revenues by contract:
Daywork contracts	$45,874	$59,236	$17,277	$105,110	$31,418
Turnkey contracts	8,593	2,237	23,821	10,830	48,440
Footage contracts	5,410	5,500	1,685	10,909	3,644

Total	$59,877	$66,973	$42,783	$126,849	$83,502

Drilling costs by contract:
Daywork contracts	$29,114	$34,554	$13,743	$63,668	$25,272
Turnkey contracts	6,161	1,313	19,476	7,474	40,336
Footage contracts	3,883	4,412	1,372	8,295	2,837

Total	$39,158	$40,279	$34,591	$79,437	$68,445

Drilling margin by contract (1):
Daywork contracts	$16,760	$24,682	$3,534	$41,442	$6,146
Turnkey contracts	2,432	924	4,345	3,356	8,104
Footage contracts	1,527	1,088	313	2,614	807

Total	$20,719	$26,694	$8,192	$47,412	$15,057

Capital expenditures:
Rig additions	$9,312	$13,665	$1,628	$22,977	$4,242
Other	11,562	16,504	7,296	28,067	13,098

	$20,874	$30,169	$8,924	$51,044	$17,340

Reconciliation of drilling margin to net earnings:
Drilling margin	$20,719	$26,694	$8,192	$47,412	$15,057
Depreciation	(7,330)	(7,941)	(5,306)	(15,270)	(10,355)
General and administrative	(1,487)	(1,581)	(926)	(3,068)	(1,696)
Other income (expense)	360	417	(447)	778	(1,138)
Income tax expense	(4,537)	(6,508)	(590)	(11,046)	(728)

Net earnings	$7,725	$11,081	$923	$18,806	$1,140

(1)	Drilling margin represents drilling revenues less drilling costs

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	September 30,		September 30,
	2005	2005	2004	2005	2004
Average number of rigs	50.0	50.7	36.0	50.3	35.7
Utilization rate	95%	95%	96%	95%	94%

Revenue days by contract:
Daywork contracts	3,424	3,942	1,674	7,366	3,151
Turnkey contracts	462	96	1,347	558	2,723
Footage contracts	417	408	145	825	289

Total	4,303	4,446	3,166	8,749	6,163

Average revenues per day:
Daywork contracts	$13,398	$15,027	$10,321	$14,270	$9,971

Turnkey contracts	$18,600	$23,302	$17,684	$19,409	$17,789

Footage contracts	$12,974	$13,480	$11,621	$13,223	$12,609

All contracts	$13,915	$15,064	$13,513	$14,499	$13,549

Average costs per day:
Daywork contracts	$8,503	$8,766	$8,210	$8,643	$8,020

Turnkey contracts	$13,335	$13,677	$14,459	$13,394	$14,813

Footage contracts	$9,312	$10,814	$9,462	$10,055	$9,817

All contracts	$9,100	$9,060	$10,926	$9,080	$11,106

Average drilling margin per day:
Daywork contracts	$4,895	$6,261	$2,111	$5,626	$1,950

Turnkey contracts	$5,264	$9,625	$3,226	$6,014	$2,976

Footage contracts	$3,662	$2,667	$2,159	$3,168	$2,792

All contracts	$4,815	$6,004	$2,587	$5,419	$2,443

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